Exhibit (a)(1)(b)

DRAFT E-MAIL TO EMPLOYEES AFFECTED BY 409A

From:     Ken Manne, Vice President, Human Resources

Date:       November 20, 2006

Subject:   Action Required: Urgent Information Regarding Your L-3 Stock Options

Section 409A of the Internal Revenue Code imposes certain adverse tax consequences (including income tax at vesting, an additional 20% excise tax and interest charges) on stock options that were granted at a discount from fair market value (‘‘discount options’’) and which vest after December 31, 2004.

You are receiving this e-mail because we have determined that certain of your stock options may be affected by Section 409A because they were or may have been granted at a discount from fair market value. We are offering you the opportunity to avoid the adverse tax consequences of Section 409A by amending certain stock options in return for certain cash payments.

INFORMATIONAL TELECONFERENCE

To help (i) explain the potential adverse tax impact of Section 409A, (ii) explain how we intend to address the situation and the choices you have, and (iii) answer any other questions you may have, an informational teleconference will be held on November 27, 2006 from 12.00 p.m. to 1.00 p.m. You may access this teleconference by dialing (866) 238-1665 (national) or (703) 639-1164 (international).

KEY	DOCUMENTS AND MATERIALS

(1)    Offer to Amend Certain Options (this is a large file):

[ATTACH OFFER TO AMEND CERTAIN OPTIONS]

(2)    Election Form

[ATTACH ELECTION FORM]

(3)    Withdrawal Form

[ATTACH WITHDRAWAL FORM]

(4)    Addendum to Tender Offer with your individual stock option information (includes a list of your ‘‘eligible’’ options, the deemed grant date of each of those options, a description of any potential cash payments if you choose to participate in the Tender Offer and the amended option exercise price):

[ATTACH PERSONALIZED ADDENDUM]

ACTION ITEMS

After reviewing the attached materials, if you wish to participate in the Tender Offer, you will need to fill out, sign, and date the Election Form. The Election Form must be received by Caroljean Boone by no later than 5:00 p.m. on December 19, 2006 (Eastern Time), unless extended. You may send your completed Election Form to Caroljean Boone by (i) fax at (212) 805-5362, (ii) by e-mail to cj.boone@l-3com.com or (iii) by hand delivery to Caroljean Boone at L-3 Communications Holdings, Inc., 600 Third Avenue, New York, New York 10016.

QUESTIONS

If you have any questions about the tax consequences affecting your options, you can contact Lawrence Van Blerkom via e-mail using the following e-mail address: tax.409a@l-3com.com.

If you are considering participating in this offer, you should consult your own tax advisor concerning the federal income tax consequences of participating in the offer in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.